Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS REVENUE OF $1.6 MILLION IN THE THIRD QUARTER OF 2016

Richardson, Texas – November 14, 2016 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2016.

Intrusion’s net loss was $280 thousand in the third quarter 2016 compared to a net loss of $432 thousand in the third quarter 2015.

Intrusion’s revenue for the third quarter 2016 was $1.6 million compared to $1.6 million in the third quarter 2015.

Gross profit was $1.0 million or 62 percent of revenue in the third quarter of 2016 compared to $1.0 million or 63 percent of revenue in the third quarter 2015.

Intrusion’s third quarter 2016 operating expenses were $1.2 million compared to $1.4 million in the third quarter 2015.

As of September 30, 2016, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $1.0 million and debt of $2.5 million.

“Orders booked in the third quarter 2016 were $1.2 million. An order for $1.0 million was delayed in our customer’s purchasing department; however, $625,000 of the delayed order has been booked in October with the balance expected in November,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion

Third Quarter 2016 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 21, 2016 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 18411485. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Third Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$210	$102
Accounts receivable	588	580
Inventories, net	52	45
Prepaid expenses	41	69
Total current assets	891	796

Property and equipment, net	314	486
Other assets	41	43
TOTAL ASSETS	$1,246	$1,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$714	$840
Dividends payable	267	160
Obligations under capital lease, current portion	142	197
Deferred revenue	784	386
Total current liabilities	1,907	1,583

Loan payable to officer	2,335	1,530
Obligations under capital lease, noncurrent portion	51	139

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding–200 in 2016 and 2015
Liquidation preference of $1,100 in 2016 and $1,063 in 2015	707	707
Series 2 shares issued and outstanding–460 in 2016 and 2015	724	724
Liquidation preference of $1,256 in 2016 and $1,212 in 2015
Series 3 shares issued and outstanding–289 in 2016 and 2015	412	412
Liquidation preference of $689 in 2016 and $665 in 2015

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,758 in 2016 and 12,622 in 2015	128	126
Outstanding shares – 12,748 in 2016 and 12,612 in 2015
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,609	56,520
Accumulated deficit	(61,158)	(59,947)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,047)	(1,927)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,246	$1,325

Intrusion

Third Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$1,595	$1,552	$4,693	$5,336
Cost of revenue	610	570	1,677	1,984

Gross profit	985	982	3,016	3,352

Operating expenses:
Sales and marketing	428	490	1,276	1,432
Research and development	508	592	1,908	1,641
General and administrative	293	305	941	946

Operating income (loss)	(244)	(405)	(1,109)	(667)

Interest expense, net	(36)	(27)	(102)	(79)

Net income (loss)	$(280)	$(432)	$(1,211)	$(746)

Preferred stock dividends accrued	(35)	(35)	(104)	(104)
Net income (loss) attributable to common stockholders	$(315)	$(467)	$(1,315)	$(850)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$(0.04)	$(0.10)	$(0.07)
Diluted	$(0.02)	$(0.04)	$(0.10)	$(0.07)

Weighted average common shares outstanding:
Basic	12,748	12,612	12,733	12,593
Diluted	12,748	12,612	12,733	12,593